As filed with the Securities and Exchange Commission on September 25, 2024
Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NEW JERSEY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	22-2376465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1415 Wyckoff Road
Wall, New Jersey 07719
(732) 938-1480
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)
Richard Reich
Senior Vice President and General Counsel
New Jersey Resources Corporation
1415 Wyckoff Road
Wall, New Jersey 07719
(732) 938-7890
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
David I. Meyers, Esq.
Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Building
1001 Haxall Point
Richmond, Virginia 23219
Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐
The Registrant is filing this Registration Statement to replace its registration statement (333-259848), which is expiring pursuant to Rule 415(a)(5) under the Securities Act. In accordance with Rule 415(a)(6) under the Securities Act, the effectiveness of this Registration Statement will be deemed to terminate the expiring registration statement.

PROSPECTUS

NEW JERSEY RESOURCES CORPORATION
DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
8,000,000 SHARES OF COMMON STOCK
New Jersey Resources Corporation (the “Company” or “NJR”) is offering its common stock, par value $2.50 per share (the “Common Stock”), through the NJR Direct Stock Purchase and Dividend Reinvestment Plan, which we refer to as “NJR Direct” or the “Plan.” NJR Direct is a direct stock purchase and dividend reinvestment plan that provides new eligible investors the opportunity to make an initial investment in shares of Common Stock and for existing shareowners to invest in additional shares of Common Stock or reinvest all or some of their Common Stock cash dividends.
As a participant in NJR Direct you can:
•	purchase our Common Stock in a convenient manner without incurring brokerage commissions or transaction/processing fees,
•	build your investment over time, starting with as little as $100, up to a maximum of $100,000 per calendar year,
•	increase your holdings in NJR by reinvesting all or some of your cash dividends in our Common Stock,
•	invest automatically with optional withdrawals from your bank account,
•	deposit common stock certificates registered in your name with the Plan Administrator into your plan account for safekeeping, at no cost to you,
•	receive statements of your account following each reinvestment of dividends and each investment of an optional cash payment or payroll deduction amount, if any,
•	execute plan transactions online, and
•	benefit from maintenance of shares of Common Stock in book-entry form and detailed recordkeeping and reporting, provided at no charge to you.
You do not have to be a current shareowner of NJR to participate in the Plan. You can purchase your first shares of Common Stock through NJR Direct by making an initial investment of not less than $100 and not more than $100,000 per calendar year. In certain circumstances, we may permit greater investments.
Eligible employees of the Company and its direct and indirect subsidiaries may also participate in the Plan through automatic payroll deductions.
This prospectus describes and constitutes NJR Direct. This prospectus relates to 8,000,000 shares of Common Stock offered for purchase under NJR Direct. Our Common Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “NJR.” On September 23, 2024, the closing price of our Common Stock was $47.36 per share.
Please read this prospectus carefully and keep it for future reference. If you have any questions about NJR Direct, please call the Plan Administrator, Broadridge Corporate Issuer Solutions, Inc., at 1-800-817-3955 between 9:00 a.m. and 6:00 p.m., Eastern Time, on any business day.
Investing in our Common Stock involves risks. Before buying our Common Stock, you should read carefully the Risk Factors described on page 4 of this prospectus and in our filings with the U.S. Securities and Exchange Commission (the “Commission”), including our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as well as the risks discussed in this prospectus.
NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is September 25, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the shares of Common Stock offered under the Plan.
This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about New Jersey Resources Corporation, the Plan, and the securities offered. You should carefully read this prospectus, together with the additional information incorporated into this prospectus as described below, and the information described under the heading “Where You Can Find More Information.”
This document supersedes all prior Plan prospectuses and Plan prospectus supplements.
When acquiring any shares of Common Stock discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell, nor a solicitation of an offer to buy, shares of our Common Stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate and complete as of any date other than the date on the front cover page of those documents, regardless of the time of delivery of this prospectus or any document incorporated by reference or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since the relevant date. Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to “New Jersey Resources,” “NJR,” “we,” “us,” “our” or similar references mean New Jersey Resources Corporation and its subsidiaries, and (ii) all references in this prospectus to “stock,” “our stock,” “NJR stock,” “your stock,” or “shares of Common Stock,” refer to our Common Stock.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission maintains a website at www.sec.gov that contains reports, proxy and other information regarding registrants like us that file electronically.
We also maintain a website at www.njresources.com that contains information concerning us and our affiliates. The information on our website is not incorporated in this prospectus, and you should not consider it a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed with the Commission (File No. 001-08359) are incorporated herein by reference (other than any portions of the documents not deemed to be filed):
•
our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 (including the portions of our Definitive Proxy Statement on Schedule 14A filed with the Commission on December 14, 2023, incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2023, March 31, 2024 and June 30, 2024;
•	our Current Reports on Form 8-K filed October 2, 2023, October 31, 2023, November 21, 2023, January 29, 2024, July 1, 2024, July 15, 2024 and August 9, 2024; and
•
the description of common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the Commission on November 22, 2019, and pertinent information furnished in subsequent reports filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by NJR with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the Common Stock offered hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents (other than any portions of the documents not deemed to be filed). Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
NJR hereby undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents not specifically incorporated by reference therein, at no cost to the requester. Requests for such copies should be directed to Ms. Tejal Mehta, Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719, telephone number (732) 919-8039.
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
We have included or incorporated by reference certain information in this prospectus which is “forward-looking information” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters incorporated by reference herein or discussed in this prospectus.
Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves. In addition, our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified and will in the future identify a number of these generally applicable factors in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein or in other offering materials. We refer you to those discussions for further information.
Any forward-looking statement speaks only as of the date on which it is made. While NJR periodically reassesses material trends and uncertainties affecting our results of operations and financial condition in connection with its preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.
See “Where You Can Find More Information” on page 1.
ABOUT NEW JERSEY RESOURCES CORPORATION
New Jersey Resources Corporation is a New Jersey corporation and a diversified energy services holding company whose principal business is the distribution of natural gas through a regulated utility, investing in and operating clean energy projects and natural gas storage and transportation assets, and providing other retail and wholesale energy services to customers. We are an exempt holding company under Section 1263 of the Energy Policy Act of 2005.
Our primary subsidiaries include the following:
•
New Jersey Natural Gas Company (NJNG) operates and maintains natural gas transportation and distribution infrastructure to serve approximately 582,000 customers in New Jersey’s Monmouth, Ocean and parts of Morris, Middlesex, Sussex and Burlington counties. NJNG, a local natural gas distribution company, is regulated by the New Jersey Board of Public Utilities and comprises our Natural Gas Distribution segment.

•
NJR Clean Energy Ventures Corporation (NJRCEV) includes the results of operations and assets related to our unregulated capital investments in clean energy projects, including commercial and residential solar projects. NJRCEV comprises our Clean Energy Ventures segment.

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NJR Energy Services Company (NJRES) maintains and transacts around a portfolio of physical assets consisting of natural gas transportation and storage contracts in the U.S. and Canada. NJRES also provides unregulated wholesale energy management services to other energy companies and natural gas producers. NJRES comprises our Energy Services segment.

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NJR Midstream Holdings Corporation, which comprises our Storage and Transportation segment, invests in energy-related ventures through its subsidiaries: NJR Midstream Company, which operates our wholly-owned subsidiaries Leaf River Energy Center LLC, located in southeastern Mississippi, and Adelphia Gateway, LLC, located in eastern Pennsylvania, which are subject to Federal Energy Regulatory Commission regulation, along with NJR Steckman Ridge Storage Company, which holds our 50 percent combined ownership in Steckman Ridge GP, LLC and Steckman Ridge LP.

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NJR Home Services Company provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey. It is the primary contributor to our Home Services and Other operations.

NJR and its over 1,300 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as SAVEGREEN™ and The Sunlight Advantage®.
For more information about NJR, visit our website at www.njresources.com. Except for documents specifically incorporated into this prospectus, the information contained in, or that can be accessed through, our website is not a part of this prospectus.
NJR’s principal offices are located at 1415 Wyckoff Road, Wall, New Jersey 07719, and our telephone number is (732) 938-1000.

RISK FACTORS
Investing in our Common Stock involves risk. Before you decide to participate in the Plan, you should carefully consider the risks, uncertainties, and any cautionary language or other information in this prospectus or incorporated by reference in this prospectus, including the information in Part I, Item 1A. Risk Factors, in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q filed since our most recent Annual Report on Form 10-K, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein). See “Where You Can Find More Information” on page 1. The risks described in those reports and the risks set forth herein are those that we consider to be the most significant to your decision whether to invest in shares of Common Stock through the Plan. If any of the events described therein occurs, our business, financial condition and/or results of operations could be materially harmed. In addition, there are risks associated with participation in the Plan, as described below.
Risks Relating to Participation in the Plan
You will not know the price of the shares of Common Stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.
The price of our shares of Common Stock may fluctuate between the time you decide to purchase shares of Common Stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization. You may purchase shares of Common Stock at a purchase price that is more or less than the price that you would pay if you acquired shares of Common Stock on the open market on the related dividend payment date or the date or dates on which the Plan Administrator, through a registered broker-dealer (which may be an affiliate of the Plan Administrator), purchases shares of Common Stock for the Plan. In addition, you may not know the actual number of shares of Common Stock that you have purchased until after the applicable purchase date.
You will not be able to direct the specific time or price at which your shares of Common Stock are sold under the Plan.
If you instruct the Plan Administrator to sell shares of Common Stock under the Plan, you will not be able to direct the time and price at which your shares of Common Stock are sold. The price of our shares of Common Stock may decline between the time you decide to sell shares of Common Stock and the time of actual sale. You may sell shares of Common Stock under the Plan at a sales price that is more or less than the price that you would receive if you sold shares of Common Stock on the open market on the date or dates on which the Plan Administrator submits an instruction to a registered broker-dealer (which may be an affiliate of the Plan Administrator) to sell shares of Common Stock for the Plan. In addition, you cannot pledge shares of Common Stock deposited in your Plan account until the shares of Common Stock are withdrawn from the Plan.
We have not established a minimum dividend payment level for our Common Stock, and there are no assurances of our ability to pay dividends on our Common Stock in the future.
We have not established a minimum dividend payment level for our Common Stock. Further, our ability to pay dividends may be harmed by the risk factors described herein and in our most recent Annual Report on Form 10-K and other reports incorporated by reference herein. All distributions to our common shareowners will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, and such other factors as our Board of Directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future.
There is no price protection for your shares of Common Stock in the Plan.
Your investment in the shares of Common Stock held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares of Common Stock. Your ability to liquidate or otherwise dispose of shares of Common Stock in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares of Common Stock in the Plan in time to react to market conditions. Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

You will not receive interest on funds submitted to the Plan Administrator.
No interest will be paid by us or the Plan Administrator on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than applicable minimum amounts and that portion of any optional cash payment which exceeds the maximum transaction purchase limit of $100,000 (unless this upper limit has been waived), are subject to return to you without interest.
You may incur tax obligations without receiving cash with which to pay those obligations.
In general, the full amount of cash dividends paid on shares of our common stock held by a U.S. participant (as defined below under “Material U.S. Federal Income Tax Consequences”) under the Plan is considered to be received by the U.S. participant for U.S. federal income tax purposes whether actually received in cash or reinvested in additional shares under the Plan. Therefore, by electing to reinvest cash dividends in additional shares of our common stock, a U.S. participant in the Plan may incur tax liability without having received the cash dividends to satisfy that liability. For a more detailed discussion of the income tax consequences of the participation in the Plan, see “Material U.S. Federal Income Tax Consequences” below.

DESCRIPTION OF THE PLAN
The following questions and answers explain the provisions of the Plan.
Purpose
1.	What is the purpose of the Plan?
The purpose of the Plan is to promote long-term ownership in NJR by providing a simple, economical, and convenient way for eligible investors to make initial and continuing investments in our Common Stock without payment of any brokerage fee, commission or other service charge in connection with the purchase of such Common Stock. The Plan also provides participants with safekeeping of any certificates and a convenient way to transfer and sell Common Stock.
Features
2.	What are some of the features of the Plan?
•
Initial Investment/Enrollment. If you are not currently a shareowner, you can make an initial investment in the Common Stock, starting with as little as $100. The Company will pay any brokerage fee, commission or other service charge in connection with the purchase of shares of Common Stock through the Plan. You will, in all events, be responsible for brokerage fees or commissions payable on the sale of shares of Common Stock and any tax (see Question 15).

•
Optional Cash Investments. Participants in the Plan may invest up to an additional $100,000 per calendar year (minimum optional cash investment $25) through optional cash payments for shares of Common Stock. In its sole discretion, NJR may permit investments greater than $100,000 in a calendar year (see Questions 24 and 25).

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Automatic Reinvestment of Dividends. You can also increase your holdings of Common Stock through automatic reinvestment of all or some of your cash dividends. You can elect to reinvest all or a percentage of your dividends in Common Stock. Plan participants may have cash dividends that are not reinvested or deposited directly into a designated account with a United States financial institution (see Question 8).

•	Automated Transactions. You can execute many of your Plan transactions online at shareholder.broadridge.com/njr or by phone if you have established automated privileges (see Question 26).
•	Share Safekeeping. You can deposit your Common Stock certificates for safekeeping by the Plan Administrator (see Question 33).
•	Employee Payroll Deduction. Employees of NJR and its subsidiaries may also invest in shares of Common Stock through automatic payroll deductions (see Question 13).
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Minimum Share Balance Requirement. Participants must maintain a balance of at least one share to keep their NJR Direct account open. New participants are allowed 6 months from enrollment to invest enough to reach the required minimum share balance. The Plan Administrator reserves the right to sell, through a registered broker-dealer (which may be an affiliate of the Plan Administrator), without prior notification, all shares of Common Stock in an account in which the share balance fails to meet the minimum requirement after 6 months of participation in NJR Direct (see Question 11).

Please see “Risk Factors” on page 4 for the potential disadvantages of participating in the Plan.
Administration
3.	Who administers the Plan for participants?
Broadridge Corporate Issuer Solutions, Inc. (the “Plan Administrator”), administers the Plan as agent for NJR, keeps shareowner records, sends statements of account to participants and performs other duties relating to the Plan. Common Stock purchased under the Plan will be registered in the name of Broadridge Corporate Issuer Solutions, Inc., as Plan Administrator, or Broadridge Corporate Issuer Solutions, Inc.’s nominee as agent for participants in the Plan. Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for the Common Stock. The Plan Administrator is not acting as a broker-dealer and will not execute any purchase or sale on behalf of such persons. Rather, the Plan Administrator will forward requests to purchase or sell such shares to a broker-dealer appointed by the Plan Administrator, including possibly a broker-dealer affiliated with the Plan Administrator, who will execute the transaction.
Any correspondence regarding the Plan should be directed to the Plan Administrator through one of the below methods (except for optional cash payments, which should be submitted in the manner described in the response to Question 24).
Contact Information
Internet
shareholder.broadridge.com/njr
Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.
To enroll in the Plan:
If you are an existing registered shareowner:
1.	Go to shareholder.broadridge.com/njr
2.	Select Log In
3.	Enter your Email Address and Password*
4.	Under Account Activity, select Purchase Shares
5.	Follow instructions under Purchase Shares
*	If you have not set up your online account, please click on “First Time User” and follow the instructions to create a user profile.
If you are a new investor:
1.	Go to shareholder.broadridge.com/njr
2.	Under Not Yet an Investor?, select Buy Now
3.	Select Invest Now
4.	Follow instructions to set up an account and buy shares
Email
shareholder@broadridge.com
Telephone
1-800-817-3955 Toll-Free
303-562-9688 outside the United States
Shareowner Relations Specialists are available Monday through Friday, from 9:00 a.m. to 6:00 p.m. Eastern Time.
You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.
Written correspondence and deposit of certificated shares*:
Broadridge Shareholder Services
c/o Broadridge Corporate Issuer Solutions
P.O. Box 1342
Brentwood, NY 11717-0718
*	If sending in a certificate for deposit, see Terms and Conditions for Certificate Deposit and Withdrawal information.

Overnight Mail
Broadridge Shareholder Services
c/o Broadridge Corporate Issuer Solutions
1155 Long Island Avenue
Edgewood, NY 11717-8309
ATTN: IWS
Participation
4.	Who is eligible to participate?
Any person or entity, other than an employee benefit plan or trust within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a plan within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”) (such as an individual retirement account), is eligible to participate in the Plan, whether or not you currently own Common Stock. If you live outside the United States, you should make sure that participation will not violate any laws or regulations in the country in which you reside. We reserve the right to terminate the participation of any shareowner if we deem it advisable to avoid any issues under ERISA or Section 4975 of the Code or under any domestic or foreign laws or regulations.
5.	Can beneficial owners who are not record shareowners participate?
Some beneficial owners have their shares of Common Stock held by a bank, broker, or other nominee. Certain nominees may permit the beneficial owners to reinvest their dividends in shares of Common Stock under the Plan. PARTICIPATION IN THE PLAN THROUGH BROKERS MAY BE ON TERMS AND CONDITIONS WHICH DIFFER FROM THOSE SET FORTH IN THIS PROSPECTUS, IN WHICH CASE THE TERMS AND CONDITIONS SET BY EACH SUCH BROKER WILL GOVERN. NJR will not be responsible for the terms of any such participation, including the tax consequences thereof. The term “participant” as used in this prospectus refers to shareowners of record participating directly in the Plan.
6.	How do I participate?
Current shareowners holding in their own name. If you currently own shares of Common Stock and the shares of Common Stock are registered in your name, you may join the Plan by phone (see Question 26), going online (see Question 27), or by signing an Enrollment Form and returning it to the Plan Administrator. Enrollment Forms may be obtained online at shareholder.broadridge.com/njr, by phone or by submitting a written request to the Plan Administrator (see Question 3, Contact Information). Once a shareowner becomes a participant in the Plan, the dividends on such shareowner’s shares of Common Stock will be automatically reinvested on an ongoing basis.
Current shareowners holding through a bank, broker, or other nominee. If you currently own shares of Common Stock and the shares of Common Stock are registered in the name of a bank, broker or other nominee, arrange for the bank, broker or other nominee to register in your name the number of shares of Common Stock that you want to include in the Plan. You can then enroll as a shareowner of record, as described above. Once the Plan Administrator receives your transferred shares of Common Stock from your brokerage account, you will receive an account statement. Alternatively, if you do not want to re-register your shares of Common Stock, you can enroll in the Plan in the same manner as someone who is not currently an NJR shareowner, as described below. This will create a registered account in addition to your brokerage/bank account. In addition, certain nominees may permit beneficial owners to reinvest their dividends in shares of Common Stock under the Plan while the shares of Common Stock are held in the name of the nominee, as described in the response to Question 5.
New investors who are not current shareowners. If you do not currently own shares of Common Stock, you may join the Plan by going online (see Question 27) or by signing an Enrollment Form and returning it to the Plan Administrator. Enrollment Forms may be obtained online at shareholder.broadridge.com/njr, by phone or by submitting a written request to the Plan Administrator (see Question 3, Contact Information). Your initial purchase must accompany the Enrollment Form in the manner described in the response to Question 22.
7.	When may a shareowner or new investor join the Plan?
Current shareowners or new investors may join the Plan at any time.

If the Enrollment Form is received by the Plan Administrator on or before a given dividend record date, that dividend will be used to purchase new shares of Common Stock for the shareowner. If the Enrollment Form is received by the Plan Administrator after a given dividend record date, that dividend will be paid in cash and the reinvestment of the shareowner’s dividends will commence with the following dividend. Any optional cash payments sent by the shareowner, however, will be invested as set forth in the response to Question 19. The dividend record date is typically two to three weeks prior to the dividend payment dates. Dividend payment dates typically are on or about the first day of January, April, July and October.
For example, in the case of a July 1 dividend payment, if the Enrollment Form is received by the Plan Administrator on or before June 15 (the anticipated record date for that dividend payment date), the July dividend payment would be reinvested. If the Enrollment Form is received after June 15, the first dividend reinvested would be the October dividend.
8.	What are my investment options under the Plan?
The Enrollment Form provides options for shareowners to participate in the Plan. As a participant in the Plan, you may elect to reinvest all or part of the dividends on your Common Stock for the purchase of additional shares of Common Stock. You must select one of the dividend options on the Enrollment Form. If you complete and return an Enrollment Form without selecting a dividend option, your dividends will automatically be fully reinvested to purchase additional shares of Common Stock.
Full Dividend Reinvestment (RD)—
All cash dividends payable on shares of Common Stock held in the Plan, along with any shares of Common Stock held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares of Common Stock. The participant will not receive cash dividends; instead, all dividends will be reinvested. Whole and fractional shares of Common Stock will be allocated to the Plan account.
Partial Dividend Reinvestment (RX-N)—
A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied against the total shares of Common Stock held in the Plan, along with any shares of Common Stock held in physical certificate form or held through DRS. A participant may elect percentages from 10 percent to 99 percent. The cash portion of dividends not reinvested will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.
An example of partial reinvestment by percentage: A participant has a total of 150 shares of Common Stock; 120 shares of Common Stock are held in the Plan, 15 in physical certificate form and 15 shares of Common Stock in DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares of Common Stock having dividends reinvested and 75 shares of Common Stock having dividends paid in cash.
You may also send in optional cash with any of the above options.
To authorize automatic bank deposit of cash dividends, complete an Account Maintenance Form indicating enrollment in direct deposit of dividends, which is available online (see Question 27) or upon request from Broadridge Shareholder Services. As an added security measure, the Plan Administrator applies a five business day hold period to the initial association of banking account information to a participant’s investor account as well as changes made to established direct deposit or direct debit instructions. You may change your reinvestment option at any time online (see Question 27), by calling (see Question 26), or by sending a new Enrollment Form to Broadridge Shareholder Services. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.
9.	How are dividend amounts determined?
The payment of dividends is at the discretion of the Company’s Board of Directors and will depend upon future earnings, the financial condition of the Company and other factors. The Board of Directors may change the amount and timing of dividends at any time without notice.

10.	If I join the Plan, must I contribute every month?
No. Optional cash payments under the Plan are entirely voluntary and within the discretion of the participant. If made, however, they must be in a lump sum amount of at least $25 and may not exceed $100,000 per calendar year. In its sole discretion, NJR may permit investments greater than $100,000 in a calendar year (See Question 23).
11.	If I join the Plan, must I own a minimum number of shares of Common Stock?
Yes. Participants must maintain a balance of at least one share to keep their Plan account open.
New participants who join the Plan after the date of this prospectus are allowed 6 months from enrollment to invest enough to reach the required minimum balance. The Plan Administrator reserves the right to sell, through a registered broker-dealer (which may be an affiliate of the Plan Administrator), without prior notification, all shares of Common Stock in an account in which the share balance fails to meet the minimum requirement after the applicable period of participation in the Plan. NJR may, at its discretion, waive this requirement for a Plan account.
12.	How does an employee of the Company or any of its subsidiaries participate?
An eligible employee of the Company or any of its subsidiaries may join the Plan at any time by completing the Employee Authorization Form, which can be obtained on the Company’s Dayforce system or by request to the Company’s Human Resources Department. If you are an employee of the Company or one of its subsidiaries who is not a registered holder of shares of Common Stock and wish to participate in the Plan, or do not wish to participate through payroll deduction, you may participate as a new investor (See Question 7). Special limitations apply to Company officers such as Section 16 reporting requirements and compliance with Rule 144 under the Securities Act.
13.	What about payroll deductions?
Payroll deduction authorizations may continue for an indefinite period. An employee may specify on the Employee Authorization Form the weekly amount to be withheld from the employee’s pay. The minimum weekly deduction is $2.50 and the maximum deduction permitted is 10% of the employee’s base gross weekly pay.
14.	How does an employee change the amount of payroll deduction or method of participation?
An employee may change or terminate his or her payroll deductions or method of participation in the Plan by giving written notice to the Company, Attention: Human Resources. The Employee Authorization Form may be used for this purpose. Any requested change in or termination of payroll deductions will become effective as soon as administratively possible following receipt by the Company of the employee’s request. Employees should consider the Company’s Policy Regarding Purchase and Sale of Company Securities before making a change to, or terminating, payroll deductions or method of participation in the Plan as such modifications may be prohibited under certain circumstances.
15.	What are the costs to persons who participate in the Plan?
There are no expenses charged to participants in connection with purchases of shares of Common Stock under the Plan. All costs of administering the Plan and any brokerage fees, commissions or other service charges incurred as a result of open market purchases of shares of Common Stock will be paid by NJR; however, you will be required to pay brokerage fees and commissions and any tax for sales of shares of Common Stock by the Plan Administrator, through a registered broker-dealer (which may be an affiliate of the Plan Administrator), pursuant to the Plan.
Purchases
16.	What is the source of shares of Common Stock purchased under the Plan?
Shares of Common Stock purchased under the Plan will, at NJR’s option, be (i) purchased directly from us from our authorized but unissued shares of Common Stock or treasury shares of Common Stock or (ii) shares of Common Stock purchased in the open market or in privately negotiated transactions, or (iii) a combination of the foregoing. The Plan Administrator has full discretion as to all matters relating to open market purchases, including determination of the broker or brokers to be used, the number of shares of Common Stock, if any, to be purchased on any day or at any time of day, the price paid for such shares of Common Stock, the markets on which shares of Common Stock are purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including brokers and dealers) from or through whom such purchases are made. The Plan Administrator may grant a broker discretion as to any or all of the matters described above.
17.	What is the purchase price of shares of Common Stock purchased under the Plan?
(a) Shares of Common Stock Purchased in the Open Market. The purchase price of shares of Common Stock purchased in the open market will be the average price of all shares of Common Stock purchased during the relevant “Purchase Period.” “Purchase Period” as used in this prospectus means (i) in the case of shares of Common Stock purchased with reinvested dividends, a period not to exceed 30 days, beginning with the dividend payment date, and (ii) in the case of shares of Common Stock purchased with optional cash payments or payroll deductions, a period not to exceed five days, beginning on the first and the fifteenth day of each month (in each case the “Cash Payment Purchase Date,” as defined in the response to Question 25).
(b) Newly Issued Shares of Common Stock Purchased from the Company. The purchase price of shares of Common Stock purchased directly from the Company will be the unsolicited volume weighted average price, rounded to four decimal places, of our Common Stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (including the last trade on the NYSE even if reported after 4:00 p.m.). If the NYSE is not open on a purchase date, the price will be calculated on the next succeeding trading date. We may determine, in our sole discretion, to provide newly issued or treasury shares of Common Stock for purchase at a discount of up to 3%. Until we notify participants that shares of Common Stock under the Plan will be purchased directly from NJR at a discount, no such discount will apply.
18.	How will NJR determine whether or not to provide newly issued or treasury shares of Common Stock for purchase at a discount of up to 3%?
Whether or not we provide newly issued or treasury shares of Common Stock for purchase at a discount of up to 3% is at our sole discretion. While we may determine to offer or to not offer a discount on any basis, we anticipate that any such decision will be based upon certain factors, including, but not limited to, prevailing market conditions, the level of participation in the Plan, our current and projected capital needs, and available sources of capital.
19.	When will shares of Common Stock be purchased under the Plan?
When shares of Common Stock are purchased on the open market with reinvested dividends, such shares of Common Stock will be purchased each quarter beginning on the dividend payment date and may continue to be purchased through the following 30 days. The Company typically pays dividends on its Common Stock on or about the 1st of January, April, July, and October. When the shares of Common Stock are purchased on the open market with optional cash payments and payroll deductions, such shares of Common Stock will be purchased on the first and the fifteenth day of each month beginning on the Cash Payment Purchase Date (as defined in the response to Question 25) and no later than 35 trading days, except where postponement is necessary to comply with Regulation M under the Exchange Act or other applicable provisions of securities law.
When shares of Common Stock are purchased with reinvested dividends directly from the Company, such shares of Common Stock will be purchased on the dividend payment date. When shares of Common Stock are purchased directly from the Company with optional cash payments and payroll deductions, such shares of Common Stock will be purchased on the Cash Payment Purchase Date.
20.	How many shares of Common Stock will be purchased for you?
The number of shares of Common Stock to be purchased depends on the amounts of your dividend, optional cash payments or payroll deductions, and the price of the shares of Common Stock determined as provided in the response to Question 17. Your account will be credited with the number of shares of Common Stock, including fractions computed to three decimal places, equal to the amount of your cash dividend and the amount of your optional cash payment or payroll deductions, if any, divided by the purchase price per share (see Question 17).

21.	When will shares of Common Stock be credited to my account?
Shares of Common Stock will be credited to your account as of the day the purchase price for all shares of Common Stock to be purchased during the relevant Purchase Period has been determined.
22.	How are initial purchases made?
A participant making his or her initial purchase of Common Stock through the Plan should submit a check in an amount not less than $100 or more than $100,000, together with an Enrollment Form to the Plan Administrator. Participants will be charged a return fee on any returned checks. Alternatively, a new participant may arrange to have the purchase price deducted from a designated account in a United States financial institution. Investors may not invest more than $100,000 per calendar year unless a waiver is granted by NJR (see Question 23). The Plan Administrator will return any excess tendered amount to the investor. Purchases will be made on behalf of a new participant in the Plan as soon as administratively possible, following the Plan Administrator’s receipt of the payment and Enrollment Form from the participant. No interest is paid on initial purchase payments pending investment. The Plan Administrator will return an initial purchase payment to an investor upon telephone or written request received at least three business days prior to the investment date.
23.	May I invest more than the maximum of $100,000?
Waiver Requests. We reserve the right to waive the $100,000 limit on initial and optional cash investments upon request by an investor, but it will be entirely within our sole discretion as to whether and under what circumstances any request for such a waiver will be approved. If your request is approved, your transaction will be processed under the same terms, conditions, timing and discount (if any) as any optional cash investment under our Plan. Optional investments that do not exceed the $100,000 limit will not be subject to a waiver, discount or threshold. If you wish to request such a waiver, or have questions about the waiver process, you should contact us at 1-800-438-1230.
Waiver Requests within an Announced Waiver Discount Period. Purchases in excess of $100,000 per year (including any initial investments in excess of $100,000) (“Large Cash Purchases”) may be made only by investors that submit Large Cash Purchase requests that are approved by us, in our sole discretion.
Submission of Requests for Waiver. We, in our sole discretion, will determine whether to accept Large Cash Purchase requests at any time. Investors who wish to make Large Cash Purchases for any month should telephone us at 1-800-438-1230 to determine if we will be considering Large Cash Purchase requests for such month. When you call, you will be informed of one of the following:
•	that we are not currently considering Large Cash Purchase requests; or
•	that we will be considering Large Cash Purchase requests, in which case we will provide information about submitting a Large Cash Purchase Request Form.
Large Cash Purchase Request Forms may be obtained online at shareholder.broadridge.com/njr. Waiver requests currently are handled by EQ Shareowner Services (or another administrator appointed by the Company for which the Company will provide notice) as the Waiver Administrator. We must receive completed Large Cash Purchase requests delivered to waiverdiscount@njresources.com and waiverdiscount@equiniti.com no later than 3:00 p.m. Eastern Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. We will notify by email or telephone any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) by 5:00 p.m. Eastern Time on the second business day before the first day of the applicable pricing period. The Waiver Administrator must receive good funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 2:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Eastern Time on such business day will be returned without interest.
Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:
•	whether the Plan is then purchasing shares of Common Stock from us or in the open market;
•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of Common Stock under the Plan compared to other available sources of funds;
•	the purchase price likely to apply to any sale of shares of Common Stock under the Plan;
•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of Common Stock held by that party; and
•	the aggregate amount of Large Cash Purchases in excess of $100,000 for the year for which we have received Large Cash Purchase requests under the Plan.
Large Cash Purchases will be priced as follows:
•
To determine the purchase price of shares of Common Stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of Common Stock, subject to the qualifications described below. Each day in the pricing period on which shares of Common Stock are purchased is referred to as a “Purchase Date.” The price for shares of Common Stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of Common Stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.

•
We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

•
If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of Common Stock, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of Common Stock on that date. Funds that are not invested will be returned without interest, as described below.

•
The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•
If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to five trading days, during which the threshold price is not satisfied or there are no trades of shares of Common Stock on the composite exchanges.

•	Neither we nor the Waiver Administrator are required to notify you that a threshold price has been established for any pricing period.
•
If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

•
We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be up to a maximum of 3% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of Common Stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•
Any investor purchasing shares of Common Stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of Common Stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of Common Stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

•
If we elect to use the continuous settlement feature, shares of Common Stock will be credited to the Plan accounts of investors purchasing shares of Common Stock pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of Common Stock to be sold pursuant to a Large Cash Purchase request.

•
We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of Common Stock because the threshold price is not met or shares of Common Stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of Common Stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of Common Stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.
We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $100,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver or within a pricing period as determined by us.
Optional Cash Payments
24.	How are optional cash payments made?
(a) By New Participants. Shareowners who elect to participate by making optional cash payments in addition to reinvesting cash dividends on shares of Common Stock registered in their names may make their initial optional cash payment by sending a check to the Plan Administrator either with the completed Enrollment Form or at any subsequent time with a completed tear-off portion of the statement of account sent to participants after each dividend reinvestment or optional cash payment for the participant’s account.

Employees and customers initially enrolling in the Plan must make their initial optional cash payment at the time the completed Enrollment Form or Employee Authorization Form, as the case may be, is sent to the Plan Administrator by enclosing a check payable to Shareowner Services with such form. Checks must be payable in U.S. dollars and drawn on a United States bank.
(b) By Existing Participants via Check. Optional cash payments for the purchase of additional shares of Common Stock under the Plan may be made by a participant at any time by enclosing a check with the tear-off portion of the statement of account received after each investment. The tear-off portion must be used whenever an optional cash payment is made by an existing participant. All optional cash payments should be sent to the Plan Administrator, at the address indicated on the tear-off portion of the statement of account (see Question 3, Contact Information). Cash, money orders, traveler’s checks or third party checks are not accepted.
(c) Automatic Cash Withdrawal and Investment Service – A participant may setup a one time, semi-monthly or monthly automatic withdrawal from a designated bank account. The request may be submitted online or by sending an Enrollment Form by mail (see Contact Information). Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about the 8th and/or the 28th of each month and will be invested in NJR common stock within five (5) trading days. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by a letter of instruction from the participant. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.
25.	When should optional cash payments be sent?
Optional cash payments made by check must be received by the Plan Administrator at least three business days prior to the date on which the Plan Administrator may begin to invest optional cash payments, called the “Cash Payment Purchase Date.” The “Cash Payment Purchase Date” is the first and the fifteenth day of each month, except that if any such day is not a business day, the next succeeding business day will be the Cash Payment Purchase Date.
No interest will be paid on optional cash payments received and held pending investment. Consequently, it will normally be in your best interest to submit any payments made by check such that it is received by the Plan Administrator shortly before (but no later than one business day prior to) the applicable Cash Payment Purchase Date.
On written request, the Plan Administrator will return any optional cash payment made by check if such request is received at least two business days prior to the applicable Cash Payment Purchase Date, or cancel any payment scheduled to be made by automatic withdrawal, if such request is received by the Plan Administrator at least 15 business days prior to the applicable Cash Payment Purchase Date.
If any optional cash contribution, including payment by check or automatic withdrawal, is returned to the Plan Administrator unpaid for any reason, the Plan Administrator will remove from your account any shares of Common Stock purchased upon prior credit of such funds, and will sell these shares of Common Stock. The Plan Administrator may sell other shares of Common Stock in the account to recover a $25 returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares of Common Stock as necessary to cover any market loss incurred by the Plan Administrator.
The optional cash payment feature is designed to meet your particular cash situation and investment intent at any given time. YOU ARE NOT OBLIGATED TO MAKE OPTIONAL CASH PAYMENTS OR TO CONTINUE TO DO SO. The amount of optional cash payments may also vary, subject to the minimum optional cash investment of $25 and the annual maximum of $100,000. The Company may suspend the optional cash payment feature at any time (See Question 44).
During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” will mean any money market mutual funds registered under the Investment Company Act of 1940 (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provide management advisory or other services) consisting entirely of (i) direct obligations of the

United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments will be the responsibility of the Plan Administrator. Investment income from such Permitted Investments will be retained by the Plan Administrator.
26.	May I execute Plan transactions by phone?
You can take the following actions by phone on your account:
•	sell some or all of your Plan shares of Common Stock (up to a value of $50,000); and
•	request a certificate for some or all full shares of Common Stock in the Plan.
Certain restrictions may apply.
Telephone inquiries concerning the Plan may be directed to the Plan Administrator at 1-800-817-3955.
27.	May I execute Plan transactions by going online?
We encourage you to access your account information online at shareholder.broadridge.com/njr to perform transactions (see Question 3, Contact Information). Accounts that are registered in the name of an Investment Club, Corporation, or Partnership will not be allowed online access. Please note: additional access restrictions may apply.
After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.
Once you have activated your account online, you can also:
•	Authorize, change or stop your Automatic Cash Withdrawal and Investment Service;
•	Consent for electronic delivery of statements including tax forms;
•	Sell some or all of your Plan shares of Common Stock; and
•	Elect to view statements, tax forms, and company communications. You will receive an email notification when new documents are available for viewing.
Certain restrictions may apply.
Sales
28.	How can I sell Plan shares of Common Stock?
Sales are usually made through a registered broker-dealer (which may be an affiliate of the Plan Administrator), who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of NJR are traded. Depending on the number of NJR shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.
Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order or Day Limit Order.
Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a registered broker-dealer (which may be an affiliate of the Plan Administrator) for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.
Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a registered broker-dealer (which may be an affiliate of the Plan Administrator) for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.
Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a registered broker-dealer (which may be an affiliate of the Plan Administrator). The broker-dealer will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.
Sales proceeds will be net of any fees to be paid by the participant (see Question 46, Investment Summary and Fees for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts of participants who have not provided a valid IRS Form W-9 or applicable IRS Form W-8 will be subject to federal backup withholding tax. This tax can be avoided by furnishing the appropriate and valid form prior to the sale.
A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide an instruction either in writing or through shareholder.broadridge.com/njr. The Plan Administrator recommends that a voided blank check for a checking account or blank savings deposit slip for a savings account be included in the instruction. As an added security measure, the Plan Administrator applies a five business day hold period to the initial association of banking account information to a participant’s investor account as well as changes made to established direct deposit or direct debit instructions.
A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.
NJR’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Bank nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.
The Company’s Policy Regarding the Purchase and Sale of New Jersey Resources Corporation Securities provides that the participant may not trade in NJR’s common stock if in possession of material, non-public information about the company. Share sales by employees, Affiliates and Section 16 officers must be made in compliance with the Company’s Policy Regarding the Purchase and Sale of New Jersey Resources Corporation Securities.
Please see “Material U.S. Federal Income Tax Consequences” for more information regarding federal income tax consequences of sales of shares of Common Stock acquired through the Plan.
29.	Do I have control over when my shares of Common Stock will be sold?
Because the Plan Administrator will sell, through a registered broker-dealer (which may be an affiliate of the Plan Administrator), the shares of Common Stock on behalf of the Plan, neither NJR nor any participant in the Plan has any authority or power to control the timing or pricing of shares of Common Stock sold or the selection of the broker-dealer making the sale. Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuation in the price of NJR Common Stock. That is, if you send in a request to sell shares of Common Stock, it is possible that the market price of Common Stock could go down or up before the Common Stock is sold. In addition, you will not earn interest on a sales transaction.

Reports
30.	What kind of reports will I receive?
•	Account statements. You will receive statements of your account following each reinvestment of dividends and each investment of an optional cash payment or payroll deduction amount, if any.
THESE STATEMENTS ARE YOUR CONTINUING RECORDS OF THE COST OF YOUR PURCHASES AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES UNTIL YOU HAVE DISPOSED OF ALL SHARES OF COMMON STOCK YOU HAVE PURCHASED UNDER THE PLAN.
•	Shareowner communications. As an NJR shareowner, you will receive copies of materials sent to record holders of Common Stock, including annual reports, notices of annual meetings and proxy statements.
•
Annual IRS information returns. You will receive an annual statement that reports dividends paid to you as well as gross proceeds from the sale of any of your Plan shares of Common Stock. See “Material U.S. Federal Income Tax Consequences” below.

You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareholder.broadridge.com/njr.
Dividends
31.	Will participants be credited with dividends on fractional shares of Common Stock?
Yes. If a dividend, or a combination of a dividend and optional cash payment and any payroll deduction amount, is not large enough to purchase a full share, the participant will be credited with a fractional share computed to three decimal places. Fractional shares of Common Stock will be entitled to dividends in the same manner as full shares of Common Stock.
PARTICIPANTS SHOULD RECOGNIZE THAT THEY ARE ENTITLED TO A DIVIDEND ONLY IF DECLARED BY THE BOARD OF DIRECTORS OF THE COMPANY.
Certificates
32.	Will certificates be issued to me for shares of Common Stock purchased?
NJR is participating in DRS. The direct registration form of ownership allows shares of Common Stock to be issued without requiring a physical stock certificate and eliminates the need for you to safeguard and store certificates. Shares of Common Stock in direct registration (book-entry) form can be electronically transferred between NJR’s records and your broker-dealer account without the need to deliver a physical certificate. Based on your instructions, your broker can initiate a DRS PROFILE transaction to electronically transfer shares of Common Stock from your NJR Direct account to your brokerage account. For information concerning authorization of electronic share movement, please contact your broker-dealer.
Normally, certificates for shares of Common Stock purchased under the Plan, whether through the reinvestment of dividends, optional cash payments or payroll deductions, will not be issued to participants. The number of shares of Common Stock credited to accounts under the Plan will be shown on participants’ statements of account. This reduces proliferation of certificates and protects against their loss, theft or destruction.
Certificates for any number of whole shares of Common Stock credited to accounts under the Plan will be issued upon the written request of participants who wish to remain in the Plan. This request should be mailed to the Plan Administrator (see Question 3, Contact Information). Any remaining full shares of Common Stock and fraction of a share will continue to be credited to participants’ accounts. Certificates for fractions of shares of Common Stock will not be issued to participants under any circumstances.
33.	Can I deposit share certificates for safekeeping?
Yes, you can deposit NJR stock certificates registered in your name at any time. The Plan Administrator will provide safekeeping of your shares at no cost to you, including when you first enroll. To use this service, you must send your certificates to the Plan Administrator with a letter of instruction from the participant attached to your statement (see Question 3, Contact Information).

Certificated shares that you deposit with the Plan Administrator are credited to your Plan account and thereafter are treated as if they were acquired under the Plan. YOU ARE RESPONSIBLE FOR MAINTAINING YOUR OWN RECORDS OF THE COST BASIS OF CERTIFICATED SHARES DEPOSITED WITH THE PLAN ADMINISTRATOR. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.
Because you bear the risk of loss when sending stock certificates through the mail, we suggest that you send them registered insured for at least 3% of the current market value. This amount would be the approximate cost of replacing the certificates should they be lost in the mail. Please do not endorse certificates.
34.	In whose name will certificates be registered when issued?
Accounts under the Plan are maintained in the names in which the account was initially opened or the names in which certificates of participants were registered at the time they entered the Plan. Consequently, certificates for whole shares of Common Stock will be similarly registered when issued.
35.	How do I replace a lost, stolen or destroyed stock certificate?
If your stock certificate is lost, stolen or destroyed, you should notify the Plan Administrator immediately so that a stop transfer can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist the Plan Administrator in identifying which certificate to place a stop against (e.g., certificate number, number of shares of Common Stock, date issued, etc.). The Plan Administrator will send you the forms necessary for issuing a replacement certificate. Please note that replacement transaction fees may apply.
36.	Can I transfer, gift, or pledge my Plan shares of Common Stock to someone else?
You can transfer your Plan shares of Common Stock to a Plan account of another person, subject to compliance with any applicable laws. If the person to whom the shares of Common Stock are gifted or transferred is not a Plan participant, the Plan Administrator will automatically open an account for the person and enroll him or her in the Plan. If the recipient is a minor, you may set yourself up as the custodian of the account. To transfer shares of Common Stock to someone not already participating in the Plan, simply execute an Irrevocable Stock Power Form and return it to the Plan Administrator. Your signature on the Irrevocable Stock Power Form must be Medallion guaranteed by an eligible financial institution or broker. You can obtain an Irrevocable Stock Power Form online at shareholder.broadridge.com/njr or by calling the Plan Administrator (see Question 3, Contact Information). If you request to transfer all shares of Common Stock in your Plan account between a dividend record date and payable date, your transfer request will be processed but your Plan account will not be terminated. You may receive additional dividend reinvestment shares of Common Stock which will require you to submit a written request to transfer the additional shares of Common Stock.
You cannot pledge or grant a security interest in your Plan shares of Common Stock or transfer your Plan shares of Common Stock outside of the Plan unless certificates representing the shares of Common Stock have been issued by the Plan Administrator, or you request your Plan shares of Common Stock be issued in the participant’s name.
Withdrawal
37.	How may I withdraw from the Plan?
You can withdraw your participation in the Plan at any time by contacting the Plan Administrator. You can submit your request for withdrawal online, by telephone or through the mail (see Contact Information). For your convenience, a Purchase and Sale Coupon is attached to your statement. Complete the form by filling in the required fields and indicating your intention to withdraw your participation in the Plan. Following termination, all future dividends will be paid to you in cash.
Retain shares – If you elect to keep your shares, the whole shares held in your Plan balance will be moved to book-entry DRS. Any fractional shares will be sold at the market price, and you will receive a check (less any fees) for the proceeds.
Sell shares – If you choose to sell all of your shares, your sale proceeds, less applicable taxes and transaction fees, will be remitted to you via check. Or you can choose to have them directly deposited into your bank account.

If you withdraw your participation in the Plan but do not indicate your preference to retain or sell your shares, the Plan shares will be moved to book-entry DRS form until the Plan Administrator receives further instructions.
Beneficial owners participating indirectly in the Plan through banks, brokers or other nominees must contact such intermediary regarding withdrawal from the Plan.
38.	When may I withdraw from the Plan?
You may withdraw all shares of Common Stock credited to your Plan account at any time online, by telephone or through the mail by notifying the Plan Administrator in writing, by completing the information in the form on the back of your account statement, by phone (See Question 26) or by going online (See Question 27).
If the request to withdraw is received by the Plan Administrator before the record date for any dividend payment on which the dividends would otherwise be reinvested for a participant, the dividend reinvestment feature will be terminated on the day of receipt of the request by the Plan Administrator. The record date for the payment of dividends ordinarily is typically two to three weeks prior to the dividend payment date. If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan.
Optional cash payments may be refunded if written instructions to do so are received by the Plan Administrator at least two business days prior to the applicable Cash Payment Purchase Date.
Other Information
39.	What happens when I sell or transfer all of the shares of Common Stock registered in my name?
If you dispose of all certificated shares of Common Stock registered in your name, the Plan Administrator will continue to reinvest the dividends on the shares of Common Stock credited to your account under the Plan until otherwise notified. Your participation in the Plan may be terminated if you do not have at least one full share registered in your name or in your Plan account.
If you request to sell or transfer all shares of Common Stock in your Plan account between a dividend record date and payable date, your request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares of Common Stock which will require you to submit a written request to transfer the additional shares of Common Stock.
If submitting a request to sell all or part of your shares of Common Stock, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.
All registered owners must sign as their name(s) appears on their account.
40.	What happens if NJR issues a stock dividend, declares a stock split, or has a rights offering?
It is understood that any stock dividends or stock splits distributed by NJR on common stock held by the Plan Administrator for the participant will be credited to the participant’s account. This will include all whole and fractional shares.
In the event that NJR makes available to its shareowners any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by NJR resulting from the exercise of the rights will be issued directly to the participant.
41.	How will my shares of Common Stock be voted at meetings of shareowners?
Participants in the Plan will receive voting materials and have the sole right to vote the common stock of NJR represented by the shares held for them in the Plan. In the event the participant does not provide direction for voting, the Plan shares will not be voted.

The participant is encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. A participant’s shares will be voted in accordance with the most recent submitted instructions.
42.	What are the responsibilities of the Company and the Plan Administrator under the Plan?
In administering the Plan, neither NJR nor the Plan Administrator is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares of Common Stock are purchased or sold, or (iii) as to the value of the shares of Common Stock acquired for participants. Selling participants should be aware that the share price of Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares of Common Stock through the Plan. The price risk will be borne solely by you.
The Plan Administrator is authorized to choose a broker-dealer, including an affiliated broker-dealer, at its sole discretion to facilitate purchases and sales of Common Stock. The Plan Administrator will furnish the name of the registered broker-dealer, including any affiliated broker-dealer, utilized in share transactions within a reasonable time upon written request from the participant.
The Plan Administrator is not a registered broker-dealer and does not endorse or recommend the services of any brokerage company. Any shareholder utilizing the Plan will not be a brokerage customer of the Plan Administrator.
Shares of Common Stock are not insured by the FDIC or any other governmental agency, are not deposits or other obligations of and are not guaranteed by the Plan Administrator, and are subject to investment risks, including possible loss of principal amount invested. Securities held in Plan accounts for participants in the Plan are not subject to protection under the Securities Investor Protection Act of 1970.
The Plan Administrator is acting solely as agent for the Company and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, will be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations will be read into this Plan against the Plan Administrator or the Company.
In no event will the Plan Administrator or NJR be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator or NJR has been advised of the likelihood of such loss or damage and regardless of the form of action.
The Plan Administrator will: (i) not be required to make and will make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.
The Plan Administrator will not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.
The Plan Administrator does not provide advice and make no recommendations with respect to purchasing or selling shares of Common Stock. Any decision to purchase or sell must be made by each individual participant based on his or her own research and judgment.
PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER THE PLAN.

43.	Are foreign shareowners subject to income tax withholding?
A participant other than a U.S. participant (as defined below under “Material U.S. Federal Income Tax Consequences”) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment provides satisfactory documentation on an IRS Form W-8 series demonstrating that it is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty.
The Foreign Account Tax Compliance Act and related Treasury guidance (collectively referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain non-U.S. entities of dividends paid on the Plan shares. Additionally, a 30% withholding tax under FATCA may apply to payments of gross proceeds from the sale or disposition of Plan shares made to such entities; however, proposed Treasury regulations eliminate this 30% withholding tax on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued. There can be no assurance that final Treasury regulations would provide an exemption from FATCA withholding of gross proceeds. This 30% withholding tax will apply to a non-U.S. entity, whether acting as a beneficial owner or an intermediary, unless such non-U.S. entity complies with FATCA information reporting requirements and withholding obligations. Non-U.S. persons should consult with their tax advisors as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under the Code.
44.	May the Plan be changed or discontinued?
The Company reserves the right to suspend, modify or terminate the Plan at any time without prior notice. The Company will send a notice to all participants at their last known address as soon as administratively possible following any such suspension, modification or termination.
45.	Who interprets and regulates the Plan?
The officers of the Company may take such actions to carry out the Plan as are not contrary to the terms and conditions of the Plan. In addition, the Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary in connection with the operation of the Plan. Furthermore, if it appears to the Company that any participant is using or contemplating the use of the Plan in a manner or with an effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its other shareowners, then the Company may decline to issue all or any portion of the shares of Common Stock for which any payment by or on behalf of such participant is tendered. Such payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as administratively possible, without interest.
46.	What fees are charged in connection with the Plan?
Investment Summary and Fees

Summary
	Minimum cash investments
	Minimum one-time initial purchase for new investors	$100.00
	Minimum one-time optional cash investment	$25.00
	Minimum recurring automatic investments	$25.00
	Maximum cash investments
	Maximum annual investment	$100,000.00
	Dividend reinvestment options
	Reinvest options	Full, Partial or None

Fees
Investment fees
	Initial enrollment (new investors only)	Company Paid*
	Dividend reinvestment	Company Paid*
	Check investment	Company Paid*
	One-time automatic investment	Company Paid*
	Recurring automatic investment	Company Paid*
	Dividend purchase trading commission per share	Company Paid*
	Optional cash purchase trading commission per share	Company Paid*
Sales fees
	Batch Order	$15.00
	Market Order	$25.00
	Limit Order per transaction	$30.00
	Sale trading commission per share	$0.10
	Direct deposit of sale proceeds	$5.00
Other fees
	Returned check / Rejected automatic bank withdrawals	$35.00 per item
	Prior year duplicate statements (Confirms/Account) - Paper	$15.00 per year
	Duplicate Statements (Confirms/Account) – Electronic	No charge – Access Online
	Replacement Check Fee	$3.00 per request
	Historical Research	$25.00 per request
	Overnight Mailing	$25.00 per request

*
Please note that if purchases are made in the open market, the amount of processing fees, which includes any brokerage commission, that are paid by NJR on your behalf will be reported to you as taxable income. See “Material U.S. Federal Income Tax Consequences.”

The Administrator will deduct the applicable fees from the proceeds from a sale.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences to U.S. participants (as defined below) of participation in the Plan, but does not purport to be a complete analysis of all potential tax effects of participation in the Plan. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date of this prospectus supplement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. participant in the Plan. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of participation in the Plan. This discussion is limited to U.S. participants that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. participant’s particular circumstances, including the impact of the alternative minimum tax. In addition, it does not address consequences relevant to U.S. participants subject to special rules, including, without limitation, U.S. participants whose functional currency is not the U.S. dollar; persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; brokers, dealers or traders in securities; S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); persons deemed to sell our common stock under the constructive sale provisions of the Code; persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an “applicable financial statement” (as defined in the Code); persons who hold or receive common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and tax-qualified retirement plans.
If an entity treated as a partnership for U.S. federal income tax purposes participates in the Plan, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships participating in the Plan and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT LEGAL OR TAX ADVICE. PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Participant
For purposes of this discussion, a “U.S. participant” is any participant in the Plan that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

What are the general U.S. federal income tax consequences to U.S. participants of participating in the Plan?
Reinvestment using Dividend Proceeds
Under IRS rulings, dividends which are reinvested by a U.S. participant under the Plan in original issue Common Stock purchased from the Company will be treated, for federal income tax purposes, as having been received by the U.S. participant in the form of a taxable stock distribution rather than as a cash dividend. A U.S. participant whose dividends are reinvested under the Plan in this manner will therefore be treated as having received a distribution equal to the entire fair market value, on the date such purchases are made, of the shares of Common Stock acquired through such reinvestment, even if we offer a discount on the purchase price of our Common Stock purchased with reinvested cash distributions.
A U.S. participant whose dividends are reinvested under the Plan in Common Stock purchased on the open market will be treated as having received a distribution equal to the amount of cash paid as the dividend, plus the amount of brokerage fees or commissions paid by the Company on the U.S. participant’s behalf.
For federal income tax purposes, distributions (including the amount of brokerage fees or commissions, if any, paid by the Company on the U.S. participant’s behalf) will be treated as dividends to the extent paid out of the Company’s “earnings and profits.” Dividends paid to an individual that constitute “qualified dividend income,” as defined in Section 1(h)(11)(B) of the Code, generally, under current law, will be taxed at the applicable capital gain rate if certain holding period requirements are satisfied. To the extent that a distribution exceeds the Company’s “earnings and profits” of Common Stock, it is deemed to be a return of capital. A return of capital reduces a U.S. participant’s basis in its shares of Common Stock, but not below zero. To the extent a return of capital exceeds a U.S. participant’s basis; it is treated as a capital gain.
A corporate U.S. participant recipient of dividends reinvested under the Plan may be entitled to a dividends-received deduction allowed by Section 243 of the Code.
Subject to the discussion below regarding the “average basis method,” the tax basis for our Common Stock acquired by reinvesting cash distributions through the Plan generally will equal the fair market value of our Common Stock on the date of distribution (plus the amount of any brokerage fees paid by the Company). Accordingly, if we offer a discount on the purchase price of our Common Stock purchased with reinvested cash distributions, the tax basis in our Common Stock would include the amount of any discount.
Purchase using Optional Cash Payments
A U.S. participant for whom shares of original issue Common Stock are purchased from the Company with optional cash payments will not be treated as having received a distribution with respect to the shares of Common Stock so purchased. However, any brokerage fees or commissions paid by the Company to obtain the shares of Common Stock and amounts of any discounts will be treated as a distribution for federal income tax purposes.
Subject to the discussion below regarding the “average basis method,” the tax basis in our Common Stock acquired through the optional cash payments or purchased on the open market with dividends paid in cash generally will equal the cost paid by the U.S. participant in acquiring our Common Stock, including any brokerage fees paid by the Company. If we offer a discount on the purchase price of our Common Stock purchased by making an optional cash payment, then the tax basis in those shares of Common Stock also would include any amounts of discount taxed as a dividend.
Withdrawal from or Termination of the Plan
A U.S. participant who receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fraction of a share of Common Stock previously credited to its account will realize a gain or loss with respect to such fraction. Gain or loss will also be realized by the U.S. participant when whole shares of Common Stock are sold pursuant to the U.S. participant’s request when it withdraws from the Plan or when whole shares of Common Stock are sold or exchanged by the U.S. participant after the shares of Common Stock have been withdrawn from the Plan. The amount of such gain or loss will be the difference between the amount which the U.S. participant receives for its shares of Common Stock or fraction of a share of Common Stock and its adjusted tax basis therefore for federal income tax purposes. Generally, such gain or loss from stock held as a capital asset will be capital gain or loss, and will be taxable as long-term capital gain or loss if the shares of Common Stock have been held for more than one year. The deductibility of capital losses is subject to limitations.
A U.S. participant’s holding period for shares of Common Stock acquired through the Plan will begin on the day following the purchase of such shares of Common Stock.
Certain taxable U.S. participants that are individuals, estates or trusts may be subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” including dividends on shares of Common Stock acquired through the Plan and net gains from the taxable dispositions of shares of Common Stock acquired through the Plan. Taxable U.S. participants that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax.
A U.S. participant will not realize any taxable income when it receives certificates for whole shares of Common Stock credited to its account, either upon request for such certificates or upon withdrawal from or termination of the Plan.
How will U.S. participants be notified of their taxable income?
The reinvestment of dividends does not relieve the U.S. participant of any income tax that may be payable on such dividends. Further, amounts of any discounts as well as any service fees and brokerage commissions paid by us on a U.S. participant’s behalf may be reported as dividend income. The Plan Administrator will report to all U.S. participants and the IRS the amount of dividends credited to their accounts on Form 1099-DIV. If a U.S. participant sells shares through the Plan Administrator, a Form 1099-B reporting the proceeds from the sale will be sent to the U.S. participant and the IRS.
Account statements, which contain a detailed record of a U.S. participant’s purchases and sales, should be retained for tax purposes to assist with determining cost basis. Each U.S. participant should consult a personal tax advisor concerning proper tax treatment of these amounts as interpretations may differ, and laws, regulations and rulings may change over time.
Compliance with Federal Income Tax Regulations
The Plan qualifies as a Dividend Reinvestment Plan under the meaning of Treasury Regulation Section 1.1012-1(e)(6)(i), which enables U.S. participants to use the “average basis method” when determining the tax basis of any shares of Common Stock received under the Plan when sold. As a result, in order to participate in the Plan, a U.S. participant must elect to reinvest a minimum of 10% of the dividends (if any) paid on any share of Common Stock (Certificates, Direct Registration, or Plan) held in a U.S. participant’s account.
This Plan assumes that each U.S. participant will use the first-in, first-out “FIFO” method when determining the tax basis of any shares of Common Stock sold. U.S. participants may designate their preference for a different method of determining the tax basis of shares of Common Stock by identifying this preference in writing to the Plan Administrator. U.S. participants may designate their preference for “specific identification” cost basis at any time or may designate their preference for the “average basis method” effective for sales occurring after the election. The applicable Treasury Regulations require the FIFO tax lot selection method after the average cost basis election has been made.
Backup Withholding
Under backup withholding rules, dividends that are reinvested pursuant to the Plan and the proceeds from the sale or other disposition of a U.S. participant’s shares of Common Stock may be subject to backup withholding, currently at the rate of 24%, unless the U.S. participant (a) is a corporation or other form of exempt entity and, when required, demonstrates this fact, or (b) provides the Plan Administrator (or other applicable paying agent) with (i) a valid Form W-9 or (ii) its taxpayer identification number and certifies to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. participant’s federal income tax liability, provided the required information is timely provided to the IRS.
Participants other than U.S. participants should seek advice from an independent tax advisor regarding the tax consequences to them of participating in the Plan and of acquiring, owning, and disposing of shares of Common Stock.

USE OF PROCEEDS
To the extent that newly issued shares of Common Stock are purchased under the Plan, the Company has no basis for estimating either the number of shares of Common Stock that will ultimately be sold, or the aggregate amount that the Company will receive for such shares of Common Stock. The Company intends to use the net proceeds from any such sales for general corporate purposes, including future acquisitions, repayment of indebtedness, capital expenditures and working capital. Pending those uses, we may temporarily invest the net proceeds in short-term investments. The precise amount and timing of the application of the net proceeds will depend upon our capital requirements and the availability of other funds. As a result, management will retain broad discretion over the allocation of net proceeds. If shares of Common Stock are purchased, through a registered broker-dealer (which may be an affiliate of the Plan Administrator), by the Plan Administrator on the open market, the Company will not receive any proceeds.

PLAN OF DISTRIBUTION
Except to the extent the Plan Administrator purchases through a registered broker-dealer (which may be an affiliate of the Plan Administrator) shares of our Common Stock in the open market, we will sell directly to the Plan participants the shares of our Common Stock acquired through the Plan. There are no brokerage commissions in connection with the purchases of such newly issued shares or treasury shares of our Common Stock under the Plan. All costs of administering the Plan and any brokerage fees, commissions or other service charges incurred as a result of open market purchases of shares of Common Stock will be paid by the Company; however, participants will be required to pay brokerage fees or commissions and any tax for sales of shares of Common Stock by the Plan Administrator through a registered broker-dealer (which may be an affiliate of the Plan Administrator), under the Plan pursuant to a participant’s instructions. We have agreed to indemnify the Plan Administrator and certain of its affiliates for certain liabilities in connection with services to be performed in connection with the Plan.
In connection with the administration of the Plan, we may be requested to approve investments greater than the $100,000 per calendar year maximum amount, which restriction may be waived at our sole discretion, by or on behalf of participants or other investors who may be engaged in the securities business.
Persons who acquire shares of Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of Common Stock so purchased. We may, however, accept investments made pursuant to requests for waiver by those persons.
From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our Common Stock to be received under the Plan.
We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.
Our Common Stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our Common Stock in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS
The validity of the shares of Common Stock offered by this prospectus has been passed upon for the Company by Troutman Pepper Hamilton Sanders LLP, counsel to the Company.
EXPERTS
The financial statements and the related financial statement schedule of New Jersey Resources Corporation incorporated by reference in this prospectus, and the effectiveness of New Jersey Resources Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

No dealer, salesman or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of the Company or its subsidiaries since the date hereof.
8,000,000 Shares of Common Stock

NEW JERSEY RESOURCES CORPORATION

DIRECT STOCK PURCHASE AND
DIVIDEND REINVESTMENT PLAN PROSPECTUS
September 25, 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The expenses in connection with the issuance and distribution of the shares of Common Stock being registered are set forth in the following table. All amounts except the SEC registration fee are estimated.

SEC registration fee	$36,920
Printing fees and expenses	5,000
Legal fees and expenses	25,000
Accounting fees and expenses	35,000
Miscellaneous	10,000
Total	$111,920

Item 15.	Indemnification of Directors and Officers.
The New Jersey Business Corporation Act (“NJBCA”) provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.
The indemnification and advancement of expenses will not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, bylaw, agreement, vote of stockholders, or otherwise; provided that no indemnification will be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved in a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.
Article 10 of the Company’s Restated Certificate of Incorporation provides:
“To the fullest extent from time to time permitted by law, directors or officers shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Unless otherwise permitted by law, the provisions of this paragraph will not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal.”
Article IX of the Company’s By-Laws provides:
“Section 1 - DIRECTORS AND OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES. (a) To the fullest extent permitted by the laws of the State of New Jersey, as they exist on the date hereof or as they may hereafter be amended, the Company shall indemnify any person (an “Indemnitee”) who is or was involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”), or who is threatened with being so involved, by reason of the fact (i) that he or she is or was a director or officer of the Company or any subsidiary of the Company or (ii) that while serving as a director or officer of the Company or any subsidiary of the Company he or she is or was, at the request of the Company or any subsidiary of the Company, also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding (“Covered Expenses”), provided that, there shall be no indemnification hereunder of amounts paid in settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Chief Executive Officer or General Counsel has given his or her prior consent to such settlement or disposition; and provided, further, that the Company shall indemnify any Indemnitee who was involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed Proceeding or who is threatened with being so involved by reason of the fact that, while serving as a director or officer of the Company or any subsidiary of the Company, he or she was, with the approval of the Company, also serving as a director, officer, employee or agent of a non-profit organization (including without limitation, any public authority, commission, agency, public benefit corporation, industry group or other similar organization, against Covered Expenses, to the fullest extent permitted by the laws of the State of New Jersey.
(b) An Indemnitee shall be reimbursed for Covered Expenses in advance of the final disposition of the Proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amounts to the Company if it is ultimately determined that such person is not entitled to be indemnified by the Company.
(c) The rights to indemnification conferred in this Article IX, Section 1 shall be a contract right and shall include the right to be paid by the Company for expenses to be incurred in defending or prosecuting any such Proceeding in advance of its final disposition.
Section 2 - EMPLOYEES AND AGENTS OF THE COMPANY. The Company may from time to time as permitted by law indemnify and advance expenses to, employees and agents of the Company or any subsidiary other than Indemnitees (“Covered Persons”). The Company shall not be obligated under this Article IX to indemnify any person or entity, except for Indemnitees, including: (i) any bank, trust company, insurance company, partnership or other entity, or any director, officer, employee or agent thereof or (ii) any other person who is not a director, officer or employee of the Company, in respect of any service by such person or entity, whether at the request of the Company or by agreement therewith, as investment advisor, actuary, custodian, trustee, fiduciary or consultant to any employee benefit plan. Nothing in this Article IX shall limit the Company’s power to pay or reimburse expenses of any Covered Person in connection with such person’s appearance as a witness in a Proceeding, whether or not such person is a party to such Proceeding, provided that such payment or reimbursement is first authorized by a resolution of the Board, or as set forth in Article IX, Section 4.
Section 3 - LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained in this Article IX to the contrary, the Company shall not be obligated to indemnify any person (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a Proceeding (or part thereof) initiated by such person unless such indemnification or advancement of expenses is authorized by way of resolution by the Board of the Company, or as set forth in Article IX, Section 4.
Section 4 – DELEGATION OF AUTHORITY. The Board may from time to time delegate (i) to a Committee of the Board or to independent legal counsel the authority to determine whether a director or officer of the Company, and (ii) to the General Counsel or the Chief Executive Officer of the Company the authority to determine whether a Covered Person, other than a director or officer of the company, is entitled to indemnification or advancement of expenses pursuant to, and in accordance with, applicable law and this Article IX, subject to such conditions and limitations as the Board may prescribe. Notwithstanding any contrary provision in this Article IX may be made by the Company only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the Indemnitee or Covered Person met the applicable standard of conduct set forth in Section 14A:3-5 of the New Jersey Business Corporation Act. Such determination shall be made (a) by the Board or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the Board or committee by a majority vote of disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the Board.

Section 5 – INSURANCE. The Company may purchase and maintain insurance or furnish similar protection to protect itself and any Indemnitee or Covered Person against any Covered Expenses incurred in any Proceeding whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX or under the laws of the State of New Jersey as they exist as of the date hereof or as they may hereafter be amended. The Company’s procurement of such insurance or similar protection shall not in any way expand the rights of any person.
Section 6 – NO RETROACTIVE REPEAL OR AMENDMENT. No elimination of or amendment to this Article IX shall deprive any person of rights hereunder arising out of alleged or actual occurrences, acts or failures to act occurring prior to sixty days following such elimination or amendment. The rights provided to any person by this Article IX shall inure to the benefit of such person's heirs, executors, and administrators.
The Company maintains, at its expense, insurance policies which insure its directors and officers (up to certain amounts per year and subject to certain exclusions and deductions) against certain liabilities which may be incurred in those capacities.
Item 16.	Exhibits.
The following exhibits are filed with this Registration Statement:

Exhibit No.	Description
3.1
Restated Certificate of Incorporation of New Jersey Resources Corporation, as amended through March 3, 2015 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, as filed on January 23, 2014 and Exhibit 3.1 to the Current Report on Form 8-K, as filed on March 3, 2015)

3.2	Bylaws of New Jersey Resources Corporation, as amended and restated on July 11, 2024 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, as filed on July 15, 2024)
5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included on signature page)
107.1*	Filing Fee Table

*	filed herewith
Item 17.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wall, State of New Jersey, on this 25th day of September, 2024.

NEW JERSEY RESOURCES CORPORATION (Registrant)

By:	/s/ Roberto F. Bel
Roberto F. Bel
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signatures appear below, hereby constitutes and appoints Stephen D. Westhoven and Richard Reich, and each or any one of them individually, his and her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of such persons any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Stephen D. Westhoven	President and Chief Executive Officer, Director (Principal Executive Officer)	September 25, 2024
Stephen D. Westhoven

/s/ Roberto F. Bel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 25, 2024
Roberto F. Bel

/s/ Stephen Skrocki	Principal Accounting Officer (Principal Accounting Officer)	September 25, 2024
Stephen Skrocki

/s/ Gregory E. Aliff	Director	September 25, 2024
Gregory E. Aliff

/s/ Donald L. Correll	Director	September 25, 2024
Donald L. Correll

/s/ James H. DeGraffenreidt Jr.	Director	September 25, 2024
James H. DeGraffenreidt Jr.

/s/ M. Susan Hardwick	Director	September 25, 2024
M. Susan Hardwick

/s/ Peter C. Harvey	Director	September 25, 2024
Peter C. Harvey

/s/ Jane M. Kenny	Director	September 25, 2024
Jane M. Kenny

/s/ Thomas C. O’Connor	Director	September 25, 2024
Thomas C. O’Connor

/s/ Michael A. O’Sullivan	Director	September 25, 2024
Michael A. O’Sullivan

/s/ Sharon C. Taylor	Director	September 25, 2024
Sharon C. Taylor